Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Kelly Malson	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Fiscal Year 2020 Results

•	Accounts 60+ days delinquent decreased to 3.0%, excluding Chapter 13 bankruptcy accounts, compared to 3.9% as of the prior year first quarter
•	Average APR on new contracts purchased during the quarter decreased slightly to 23.4% compared to 23.7% during the prior year first quarter
•	Average APR on the Contract portfolio increased to 22.6% and the average APR on the Direct Loans portfolio increased to 26.2%
•	Gross Portfolio Yield increased to 28.3%
•	Interest and fee income on finance receivables decreased 11.3% due to a 20.7% decrease in average finance receivables, compared to prior year first quarter

August 9, 2019 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced net income for the three months ended June 30, 2019 of $0.6 million compared to $1.4 million for the three months ended June 30, 2018.  Diluted net income per share was $0.07 for the three months ended June 30, 2019 as compared to $0.18 for the three months ended June 30, 2018. Revenue decreased 11.3% to $16.6 million for the three months ended June 30, 2019 as compared to $18.8 million for the three months ended June 30, 2018. The Company reported operating income before income taxes for the three months ended June 30, 2019 of $0.8 million compared $2.0 million for the three months ended June 30, 2018.   The Company recorded an income tax expense of approximately $0.2 million during the three months ended June 30, 2019 compared to $0.6 million during the three months ended June 30, 2018.

“We are pleased to be able to report positive earnings in our first quarter,” commented Doug Marohn, President and CEO.  “Although it is only one quarter, the results indicate that the strategy and tactics deployed during fiscal 2019 are starting to pay dividends in fiscal 2020.  Our core operations were profitable independent of the Metrolina acquisition, and that acquisition definitely helped to increase our realized net earnings for the quarter.”

Mr. Marohn went on to say, “More importantly, our portfolio metrics continue to improve and will be the driving force behind future earnings.  We continue to book loans with higher rate, increased discount, lesser advance and shortened term.  Our return to disciplined underwriting has had a positive impact on our portfolio yield as our gross portfolio yield has increased to 28.3% compared to 25.3% in the prior year first quarter.  The return to a 120+ day charge-off policy along with adjustments to our servicing approach has resulted in improved performance, too.  Our 30+ delinquency is down approximately 100 basis points with most of that coming from a reduction in the 60+ days past due category.”

“We are also starting to see our Direct Loan product contributing to our top and bottom lines.  Our Direct Loan portfolio has now grown to over $8 million and performs better than our indirect portfolio in terms of delinquency and losses.  Currently we offer direct loans in Florida, Georgia, North Carolina and Ohio; and we are in the process of obtaining licenses in the remaining states in which we operate.  As of July 2019, we obtained licensing in Tennessee, and we intend to initiate direct consumer lending there during the second quarter of fiscal 2020.  Several other states are in the final stages of licensing and we intend to have all states licensed and operational this calendar year” Mr. Marohn added.

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	purchased	purchased	Financed*	APR*	Discount%*	Term*
2020	1,892	$ 19,054	$ 10,071	23.4%	8.3%	47
1	1,892	19,054	10,071	23.4%	8.3%	47
2019	7,684	$ 77,499	$ 10,086	23.5%	8.2%	47
4	2,151	21,233	9,871	23.5%	8.0%	46
3	1,625	16,476	10,139	23.5%	8.1%	47
2	1,761	17,845	10,133	23.5%	8.4%	47
1	2,147	21,945	10,221	23.7%	8.3%	48
2018	9,767	$ 109,575	$ 11,219	22.4%	7.4%	54
4	2,814	29,254	10,396	23.3%	7.9%	50
3	2,365	27,378	11,577	21.7%	6.9%	54
2	2,239	25,782	11,515	22.0%	7.3%	55
1	2,349	27,161	11,563	22.3%	7.6%	55

Key Performance Indicators on Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*	APR*	Term*
2020	546	2,056	$ 3,765	28.2%	24
1	546	2,056	3,765	28.2%	24
2019	1,918	$ 7,741	$ 4,036	26.4%	25
4	236	1,240	4,654	27.3%	23
3	738	2,999	4,063	25.9%	25
2	495	1,805	3,646	26.5%	25
1	449	1,697	3,779	25.7%	28
2018	2,036	$ 7,642	$ 3,754	25.2%	29
4	380	1,445	3,752	25.0%	29
3	622	2,218	3,566	25.2%	28
2	501	1,953	3,897	25.1%	29
1	533	2,026	3,801	25.4%	30

*Each average included in the tables is calculated as a simple average.

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to  general economic conditions, access to bank financing, our ability to expand the geographical scope of, and otherwise continue growing, our Direct Loan operations, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2019.  When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended
	June 30,
	2019	2018
Revenue:
Interest and fee income on finance receivables	$16,641	$18,759
Expenses:
Operating expenses	8,971	8,801
Provision for credit losses	4,385	5,426
Interest expense	2,488	2,540
Total expenses	15,844	16,767
Operating income before income taxes	797	1,992
Income tax expense	206	572
Net income	$591	$1,420
Earnings per share:
Basic	$0.07	$0.18
Diluted	$0.07	$0.18

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30,	March 31,
	2019	2019
Cash and restricted cash	$34,517	$37,642
Finance receivables, net	209,426	202,042
Other assets	15,059	12,736
Intangibles	93	-
Goodwill	328	-
Total assets	$259,423	$252,420
Credit facility	$146,103	$142,619
Other liabilities	7,810	4,916
Total liabilities	153,913	147,535
Shareholders’ equity	105,510	104,885
Total liabilities and shareholders’ equity	$259,423	$252,420
Book value per share	$13.31	$13.26

	Three months ended
	June 30,
	(In thousands)
Portfolio Summary	2019	2018
Average finance receivables (1)	$235,172	$296,502
Average indebtedness (2)	$149,043	$162,226
Interest and fee income on finance receivables	$16,641	$18,759
Interest expense	2,488	2,540
Net interest and fee income on finance receivables	$14,153	$16,219
Portfolio yield (3)	28.30%	25.31%
Interest expense as a percentage of average finance receivables	4.23%	3.43%
Provision for credit losses as a percentage of average finance receivables	7.46%	7.32%
Net portfolio yield (3)	16.61%	14.56%
Operating expenses as a percentage of average finance receivables	15.26%	11.87%
Pre-tax yield as a percentage of average finance receivables (4)	1.35%	2.69%
Net charge-off percentage (5)	8.93%	8.80%
Allowance percentage (6)	6.85%	6.43%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represent the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Credit Facility.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
(6)	Allowance percentage represents the allowance for credit losses divided by average finance receivables outstanding during the period.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2019	$226,711	$13,566	$5,302	$1,627	$10	$20,505
		5.98%	2.34%	0.72%	0.00%	9.04%
June 30, 2018	$275,986	$16,645	$6,624	$2,377	$1,718	$27,364
		6.03%	2.40%	0.86%	0.62%	9.91%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
June 30, 2019	$8,698	$228	$103	$46	$0	$377
		2.62%	1.18%	0.53%	0.00%	4.33%
June 30, 2018	$7,516	$167	$82	$36	$106	$391
		2.22%	1.09%	0.48%	1.41%	5.20%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	June 30,		June 30,
	(Purchases in thousands)		(Originations in thousands)
	2019	2018	2019	2018
Purchases/Originations	$19,054	$21,945	$2,056	$1,697
Average APR	23.35%	23.69%	28.16%	25.73%
Average discount	8.28%	8.32%	N/A	N/A
Average term (months)	47	48	24	28
Average loan	$10,071	$10,221	$3,765	$3,779
Number of contracts	1,892	2,147	546	449

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	June 30,		June 30,
Portfolio	2019	2018	2019	2018
Average APR	22.63%	22.38%	26.24%	26.09%
Average discount	7.65%	7.44%	N/A	N/A
Average term (months)	52	54	27	28
Number of active contracts	28,631	32,069	2,763	2,498

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